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Exhibit 5.1

September 16, 2013

Shutterstock, Inc.
60 Broad Street, 30th Floor
New York, NY 10004

Re:
Registration Statement on Form S-1

Ladies and Gentlemen:

        This opinion is furnished to you in connection with the registration statement on Form S-1 filed by Shutterstock. Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on August 23, 2013 (File No. 333-190805), as amended (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the registration of 3,450,000 shares of common stock of the Company, par value $0.01 per share (the "Shares"), of which up to 1,150,000 shares will be issued and sold by the Company (including up to 150,000 shares issuable upon exercise of an option granted by the Company to the underwriters to purchase additional shares), and up to 2,300,000 shares will be sold by certain selling stockholders (the "Selling Stockholders") (including up to 300,000 shares issuable upon exercise of an option granted by certain Selling Stockholders to the underwriters to purchase additional shares). We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company, the Selling Stockholders and the underwriters (the "Underwriting Agreement").

        We are acting as counsel for the Company and the Selling Stockholders in connection with the sale by the Company and the Selling Stockholders of the Shares. In connection with rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of instruments, documents, and records which we deemed relevant and necessary for the purpose of rendering our opinion set forth below. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) the representations of officers and employees of the Company and the Selling Stockholders are correct as to questions of fact, and (d) the Registration Statement has been declared effective pursuant to the Securities Act.

        We express no opinion as to matters of law other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

        Based upon the foregoing, we are of the opinion that:

  1.
  The Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

  2.
  The Shares to be issued and sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder, nor do we thereby admit that we are "experts" within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,
/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP ORRICK, HERRINGTON & SUTCLIFFE LLP

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  Exhibit 5.1